Exhibit 99.2

Investor Contact

Ken Diptee

Executive Director, Investor Relations

DineEquity, Inc.

818-637-3632

Media Contact

Lucy Neugart and Samantha Verdile

Sard Verbinnen & Co.

415-618-8750

DineEquity, Inc. Provides Financial Guidance for Fiscal 2013

GLENDALE, Calif., February 27, 2013 — DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced financial guidance for fiscal 2013, reflecting its transition to a 99% franchised model.

“We believe it is appropriate to provide guidance in some greater detail this year given the successful transition to a fully franchised business model,” said Julia A. Stewart, Chairman and Chief Executive Officer of DineEquity, Inc.

Fiscal 2013 Key Financial Performance Guidance

Now that the Company’s is 99% franchised, we are focused on driving same-restaurant sales and traffic to support franchisees.  The Company expects its business model to generate continued strong free cash flow in 2013.  (See “Non-GAAP Financial Measures” below.)

•                  Applebee’s domestic system-wide same-restaurant sales performance to range between negative 1.5% and positive 1.5%.

•                  IHOP’s domestic system-wide same-restaurant sales performance to range between negative 1.5% and positive 1.5%.

•                  Applebee’s franchisees to develop between 40 and 50 new restaurants, the majority of which are expected to be opened in the U.S.

•                  IHOP franchisees and its area licensee to develop between 50 and 60 new restaurants, the majority of which are expected to be domestic openings.

•                  Franchise segment profit is expected to be between $312 million and $325 million.

•                  DineEquity will operate its remaining company-operated restaurants to primarily test new products, operational improvements, technology, and service platforms.  Given the nature of these restaurants, they are expected to generate a profit of approximately $1 million on an annualized basis. This is net of approximately $2 million of depreciation and amortization.

•                  The Rental and Financing segments are expected to generate approximately $34 million to $35 million in combined profit.  This reflects revenue and expenses mainly generated from franchise restaurant development by IHOP prior to 2003.  A structural run off applies to both the rental and financing segments.

•                  Consolidated general and administrative expenses are expected to decrease to between $144 million and $147 million, including non-cash stock-based compensation expense and depreciation of approximately $19 million, due to the comprehensive general and administrative cost reduction initiatives implemented in 2012.

•                  Consolidated interest expense is expected to be between $101 million and $103 million due to the reduction of long-term debt balances and the decrease of financing obligations as a result of refranchising.  Approximately $6 million is expected to be non-cash interest expense.

•                  The Federal income tax rate is expected to be approximately 38% compared to the effective Federal income tax rate of 34.5% for fiscal 2012.  The higher tax rate is primarily due to the decrease in the Federal employment tip credit now that the Company is 99% franchised.

•                  Consolidated cash from operations is expected to range between $88 million and $102 million.

•                  The structural run-off of the Company’s long-term receivables is expected to be approximately $14 million.

•                  Principal payments on capital leases and financing obligations will be approximately $10 million.

•                  Consolidated capital expenditures are expected to decline to between $8 million and $10 million mainly due to significantly fewer company-operated restaurants.

•                  A mandatory annual repayment of 1% on the current outstanding Term Loan principal balance will be $4.7 million.

•                  Consolidated free cash flow (see “Non-GAAP Measures” below) to range between $77 million and $93 million.  Consolidated free cash flow is defined as consolidated cash from operations, plus principal receipts from long-term receivables, less principal payments on capital leases and financing obligations, consolidated capital expenditures, and the mandatory annual repayment of 1% on our Term Loan principal balance.

•                  Net income allocated to unvested participating restricted stock is expected to total approximately $1.5 million.

•                  Weighted average diluted shares outstanding are expected to be approximately 19.3 million.  This increase from the prior year is primarily due to the fourth quarter 2012 conversion of the Series B Convertible Preferred Stock into the Company’s common stock.  No estimate is made in this number for any potential share repurchases.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With more than 3,600 restaurants combined in 17 countries, over 400 franchisees and approximately 200,000 team members (including franchisee- and company-operated restaurant employees), DineEquity is one of the largest full-service restaurant companies in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

Statements contained in this presentation may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by words such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: the effect of general economic conditions; the Company’s indebtedness; risk of future impairment charges; trading volatility and the price of the Company’s common stock; the Company’s results in any given period differing from guidance provided to the public; the highly competitive nature of the restaurant business; the Company’s business strategy failing to achieve anticipated results; risks associated with the restaurant industry; risks associated with locations of current and future restaurants; rising costs for food commodities and utilities; shortages or interruptions in the supply or delivery of food; ineffective marketing and guest relationship initiatives and use of social media; changing health or dietary preferences; our engagement in business in foreign markets; harm to our brands’ reputation; litigation; third-party claims with respect to intellectual property assets; environmental liability; liability relating to employees; failure to comply with applicable laws and regulations; failure to effectively implement restaurant development plans; our dependence upon our franchisees; concentration of Applebee’s franchised restaurants in a limited number of franchisees; credit risk from IHOP franchisees operating under our previous business model; termination or non-renewal of franchise agreements; franchisees breaching their franchise agreements; insolvency proceedings involving franchisees; changes in the number and quality of franchisees; inability of franchisees to fund capital expenditures; heavy dependence on information technology; the occurrence of cyber incidents or a deficiency in our cybersecurity; failure to execute on a business continuity plan; inability to attract and retain talented employees; risks associated with retail brand initiatives; failure of our internal controls; and other factors discussed from time to time in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update or supplement any forward-looking statements.

Non-GAAP Financial Measures

This news release includes references to the Company’s non-GAAP financial measure “free cash flow”.  “Free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable (“long-term receivable”), less principal payments on capital leases and financing obligations, less capital expenditures and less a mandatory annual 1% repayment on the outstanding Term Loan principal balance.

2013 Financial Performance Guidance Table

(in millions)
Cash from operations	$88 - 102
Principal receipts from long-term receivables	14
Principal payments on capital leases and financing obligations	(10)
Capital expenditures	(8 - 10)
Mandatory annual 1% repayment on Term Loan	(5)
Free cash flow	$77 - 93